Company Contact:	Jody Frank, CFO	(212) 924 3442
	Richard Lewis,	(212) 924 3442
Corporate Development

Agency Contact:	Equity Communications:
	Ira Weingarten	(805) 897-1880

Coda Octopus Announces Third Quarter and Nine Month Results

New York, NY September 18, 2008 – Coda Octopus Group, Inc. (OTC BB: CDOC), a world leader in underwater port security and marine survey technology, today announced results for the third fiscal quarter and the nine-month period ending July 31, 2008.

For the third fiscal quarter ending July 31, 2008, the Company reported revenues of $5.0 million. This compares with revenues of $5.8 million for the third quarter of FY 2007, a quarter that was aided by a $1.5 million contract from the US Coast Guard. The Company reported a loss of ($1.6 million) or ($0.03) per share, as compared to a loss of ($1.2 million), or ($0.03) per share in Q3 2007. Adjusted Earnings Before Interest, Tax, Depreciation and Amortization and stock based compensation (EBITDA) results for the period were a loss of ($298,310) against a gain of $172,853 in Q3 2007. Weighted average shares outstanding increased from 47,986,242 to 48,540,133 over the period.

For the nine-month period ending July 31, 2008, Coda Octopus reported revenues of $13.2 million, as compared with revenues of $10.8 million for the nine months ending July 31, 2007. The Company reported a loss of ($4.2 million) or ($0.09) per share as compared to a loss of ($12.2 million) or ($0.34) per share for the like year-ago period. Weighted average shares outstanding increased from 35,490,398 to 48,369,873.

Adjusted EBITDA results for the nine months ending July 31, 2008 were a loss of ($1.9 million) as compared to an adjusted EBITDA loss of ($1.9 million) for the nine months ending July 31, 2007. SG&A, when adjusted for non-cash charges, has held virtually constant throughout the period at approximately $900,000 per month. The Company believes it can support projected revenue growth of 30/40% over the next 12 months with essentially the same SG&A platform.

The Company said that markets in all three segments of its businesses including 3D sonar, marine products, and defense/contract engineering are continuing to grow significantly even in the face of a slowdown in headline economic growth worldwide.

The Company believes its position as the patent holder, developer and sole provider of 3D real time sonar products is what provides Coda shareholders with a truly dramatic upside potential in the years ahead. During the quarter, the Company delivered the first of what it hopes will be several Underwater Inspection Systems™ into the San Francisco Bay area, and opened up an important new commercial market for underwater construction, delivering 3 Echoscopes™ to Rotterdam-based Van Oord NV for use in a large-scale project in the Middle East.

According to Jason Reid, Coda Octopus President and Chief Executive Officer, “We are moving into a second phase of the rollout of 3D sonar products into the private sector. In each of three significant commercial areas – construction, dredging and mapping - Coda has identified a lead customer and is developing application specific systems that offer overwhelming price/performance advantages. As a result we expect some additional revenue from phase two activities in the fourth quarter, and significant new contributions from private sector 3D markets beginning in the first quarter of 2009”.

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Coda Octopus Group, Inc. has attached to this news release and will post to the Company’s investor relations web site (www.codaoctopusgroup.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the Company’s quarterly financial results.

The Company, as is common in its industry, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, depreciation, amortization, taxes and other non-cash expense. In assessing the overall health of its business during the third quarter of 2008 and 2007, the Company excluded the following:

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Stock-Based Compensation: The Company believes that because of the variety of equity awards used by companies, varying methodologies for determining stock-based compensation and the assumptions and estimates involved in those determinations, the exclusion of non-cash stock-based compensation enhances the ability of management and investors to understand the impact of non-cash stock-based compensation on our operating results. Further, the Company believes that excluding stock-based compensation expense allows for a more transparent comparison of its financial results to previous periods.

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Other Income: The Company considers this a one time transaction, and it is not an indication of current or future operating performance. Therefore the Company does not consider the inclusion of this transaction helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

About Coda Octopus Group, Inc.

Originally founded in 1994 as Coda Technologies, the Coda Octopus Group has grown to encompass five companies and is headquartered in New York.  All of the Group companies operate within the technology innovation, product development and engineering services sphere with facilities in Washington D.C., Florida, Utah, New York, the UK and Norway. Alongside providing custom engineering and development to navies, oil and gas, nuclear and medical clients around the world, one of the key products is the Coda Echoscope™ - the first real time 3D sub sea sonar. The Coda Echoscope™ is the heart of the Coda Underwater Inspection System™ being adopted for homeland security in ports around the world and which can be linked to land based surveillance systems utilizing secure wireless communications developed by Innalogic, Inc. With this patent revolutionizing sub sea visualization, and the existing systems integration skills within Colmek Systems Engineering, Inc and Martech Systems Engineering Ltd, the Coda Octopus Group companies believe they are well on the way to becoming the world's leading integrated sonar technology supplier.

For further information, please visit http://www.codaoctopusgroup.com or contact Coda Octopus at info@codaoctopusgroup.com.

Safe Harbor Statement:
This press release contains certain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as Coda Octopus Group plans, expects, should, believes, anticipates or words of similar import. Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in the Company’s annual report on 10-KSB and its quarterly reports on Form 10-Q and include, but are not limited to, market acceptance of Coda Octopus' planned products and their level of sales, access to the capital necessary to finance and grow the business, a highly competitive environment in the security field that includes numerous large and well established companies much larger than ours, and our ability successfully to deploy our technologies and products to meet the technical demands and market requirements of our customers. These forward-looking statements are only made as of the date of this press release and Coda Octopus Group does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

CODA OCTOPUS GROUP, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2008 AND 2007
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31, 2008	July 31, 2007	July 31, 2008	July 31, 2007
Net (loss), as reported	$(1,602,117)	$(1,195,665)	$(4,160,457)	$(11,049,422)

Interest expense, net	481,876	561,350	1,051,181	6,349,946

Depreciation and amortization	200,468	65,596	453,623	226,309

EBITDA	(919,773)	(568,719)	(2,655,653)	(4,473,167)

Adjustments:
Other expense (income)	(47,554)	(35,745)	(96,779)	(73,540)
Stock based compensation	669,017	777,317	865,206	2,600,278
Adjusted EBITDA	$(298,310)	$172,853	$(1,887,226)	$(1,946,429)

CODA OCTOPUS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2008 and 2007
(UNAUDITED)

	For the three months	For the three months	For the nine months	For the nine months
	ended July 31,	ended July 31,	ended July 31,	ended July 31,
	2008	2007	2008	2007

Net revenue	$5,008,525	$5,859,907	$13,232,440	$10,794,621

Cost of revenue	1,984,714	2,300,728	4,934,266	4,513,101

Gross profit	3,023,811	3,559,179	8,298,174	6,281,520

Research and development	880,339	634,679	2,333,840	1,736,437
Selling, general and administrative expenses	3,311,267	3,594,560	9,170,389	8,883,099
Non-recurring expenses	-	-	-	435,000

Operating income (loss)	(1,167,795)	(670,060)	(3,206,055)	(4,773,016)

Other income (expense)

Other income	47,554	35,745	96,779	73,540
Interest expense	(481,876)	(561,350)	(1,051,181)	(6,349,946)

Total other income (expense)	(434,322)	(525,605)	(954,402)	(6,276,406)

Loss before income taxes	(1,602,117)	(1,195,665)	(4,160,457)	(11,049,422)

Provision for income taxes	-	-	-	-

Net loss	(1,602,117)	(1,195,665)	(4,160,457)	(11,049,422)

Preferred Stock Dividends:
Series A	(31,819)	(31,851)	(106,843)	(238,950)
Series B	-	-	-	(107,680)
Beneficial Conversion Feature	-	-	-	(800,000)

Net Loss Applicable to Common Shares	$(1,633,936)	$(1,227,516)	$(4,267,300)	$(12,196,051)

Loss per share, basic and diluted	(0.03)	(0.03)	(0.09)	(0.34)

Weighted average shares outstanding	48,540,133	47,986,242	48,369,873	35,490,398

Comprehensive loss:

Net loss	$(1,602,117)	$(1,195,665)	$(4,160,457)	$(11,049,422)

Foreign currency translation adjustment	98,390	55,209	(23,560)	150,458
Unrealized loss on investment	(280,500)	-	(663,000)	-

Comprehensive loss	$(1,784,227)	$(1,140,456)	$(4,847,017)	$(10,898,964)